EXHIBIT 5

                  KRUGMAN, CHAPNICK & GRIMSHAW
                    Park 80 West - Plaza Two
                 Saddle Brook, New Jersey 07663
                         (201) 845-3434















                                        November 2, 1994

Insituform Technologies, Inc.
1770 Kirby Parkway
Suite 300
Memphis, Tennessee  38138

Dear Sirs:

     We have acted as counsel for Insituform Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933 with respect to 449,236 shares (the "Shares") of the Company's class A common stock, $.01 par value, which have been or are to be offered by the Company to its employees and consultants pursuant to the Insituform Mid-America, Inc. Stock Option Plan (the "Plan").

     In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion:

          (1) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; and

          (2) the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and stock options duly granted or to be granted thereunder, will be validly issued, fully paid and non-assessable.

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     We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.

                                   Very truly yours,

                                   s/Krugman, Chapnick & Grimshaw


                                   KRUGMAN, CHAPNICK & GRIMSHAW